EXHIBIT 99.1

Press Release	Source: Liberator Medical Holdings, Inc.

Liberator Medical Reports Revenue of $74.5 Million for its Fiscal Year Ended September 30, 2014

Monday, December 15, 8:00 am ET

The Company Reports Net Income of $7.8 Million, or $0.15 per share, for the Year

STUART, Fla., December 15, 2014 (MARKETWIRED) -- Liberator Medical Holdings, Inc. (NYSE MKT:LBMH - News) today announced the financial results for its fiscal year ended September 30, 2014. Financial highlights are summarized below:

In thousands, except per share data	FY 2014	FY 2013	Change

Net Sales	$74,569	$69,111	7.9%
Operating income	12,709	11,759	8.1%
Net income	7,802	7,078	10.2%
Earnings per diluted share	0.15	0.14	7.1%
Dividends declared per share	$0.12	$0.08	50%

Net sales for fiscal year 2014 increased by $5,458,000, or 7.9%, to $74,569,000, compared with sales of $69,111,000 for fiscal year 2013. The increase in sales was primarily due to our continued emphasis on our direct response advertising campaign to acquire new customers and our emphasis on customer service to maximize the reorder rates for our recurring customer base.

Income from operations for fiscal year 2014 increased by $950,000, or 8.1%, to $12,709,000, compared with fiscal year 2013. The increase in operating income was primarily attributed to increased gross profits driven by our increased sales volumes, as well as reductions in payroll costs as a percentage of net sales.

Net income for fiscal year 2014 was $7,802,000, or $0.15 per diluted share, compared with net income of $7,078,000, or $0.14 per diluted share, for fiscal year 2013.

The Company had cash of $12,261,000 at September 30, 2014, compared with $12,453,000 at September 30, 2013, a decrease of $192,000. The decrease in cash during fiscal year 2014 was due to $5,528,000 of cash provided by operating activities, offset by $360,000 of cash used in investing activities and $5,360,000 of cash used in financing activities.

Other Significant Events for Fiscal Year 2014

•

Our shares were selected to join the Russell Global, Russell 3000 and Russell Microcap Indexes

•

The average annual order value for recurring customers increased to $1,982 per customer

•

Liberator Medical Supply, Inc. named as the 21st largest Medicare provider in 2013 from 26th largest in 2012 by HME News

•

During fiscal year 2014, the Company declared four quarterly cash dividends totaling $0.1225 per common share for its shareholders. The dividend for shareholders of record September 26, 2014 was increased 8.3% to $0.0325 per common share

Mark Libratore, the Company's President and CEO, commented, “I am pleased to report that we were able to grow sales and profits in fiscal 2014. During the year we made investments in critical business systems, staff skills and financial controls while returning over $6.3 million to our shareholders. In fiscal 2014 we expanded the scope and reach of our sales and marketing activities. We increased our participation in commercial insurance plans and launched a sales initiative to healthcare professionals. In fiscal 2015 we will work to grow our customer base by leveraging our direct response advertising. We will continue to evaluate potential acquisitions that are accretive to earnings and assess new products and services that fit our model.”

Stay up-to-date with current events by visiting Liberator Medical's website at www.liberatormedical.com or by joining the Company’s E-Mail Alert List. Join by clicking the following link www.LBMH-IR.com

About Liberator Medical Holdings, Inc.

Liberator Medical Holdings, Inc.'s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. Accredited by The Joint Commission, our Company’s unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator's revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes supplies, catheters, ostomy supplies and mastectomy fashions. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.

Safe Harbor Statement

In this press release and in related comments by our management, our use of the words "expect," "anticipate," "possible," "potential," "target," "believe," "commit," "intend," "continue," "may," "would," "could," "should," "project," "projected," "positioned" or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Such risks and uncertainties may include, but are not limited to, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, and the risk of early obsolescence of our products. Liberator's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provide information about these and other factors, which we may revise or supplement in future reports filed with the Securities and Exchange Commission.

Liberator Medical Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

As of September 30, 2014 and 2013

(In thousands, except dollar per share amounts)

	2014	2013

Assets
Current Assets:
Cash	$12,261	$12,453
Accounts receivable, net of allowances of $4,569 and $4,502, respectively	8,866	7,836
Inventory, net of allowance for obsolete inventory of $181 and $308, respectively	1,954	2,187
Deferred tax assets	2,005	2,067
Prepaid and other current assets	449	219

Total Current Assets	25,535	24,762

Property and equipment, net of accumulated depreciation of $4,016 and $3,492, respectively	1,260	1,044
Deferred advertising, net	26,936	22,705
Intangible assets, net of accumulated amortization of $281 and $169, respectively	420	414
Other assets	178	174

Total Assets	$54,329	$49,099

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$6,085	$4,915
Accrued liabilities	1,758	1,354
Dividends payable	1,728	1,569
Income tax payable	178	1,195
Other current liabilities	161	111

Total Current Liabilities	9,910	9,144

Deferred tax liabilities	10,031	8,561
Credit line facility	1,500	1,500
Other long-term liabilities	453	63

Total Liabilities	21,894	19,268

Commitments and contingencies (see Note 9)

Stockholders’ Equity:
Common stock, $.001 par value, 200,000 shares authorized, 53,520 and 52,637 shares issued, respectively; 53,166 and 52,283 shares outstanding at September 30, 2014 and 2013, respectively	54	53
Additional paid-in capital	36,385	35,111
Accumulated deficit	(3,524)	(4,853)
Treasury stock, at cost; 354 shares at September 30, 2014 and 2013	(480)	(480)

Total Stockholders’ Equity	32,435	29,831

Total Liabilities and Stockholders’ Equity	$54,329	$49,099

See accompanying notes to consolidated financial statements

Liberator Medical Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

For the fiscal years ended September 30, 2014 and 2013

(In thousands, except dollar per share amounts)

	2014	2013

Net Sales	$74,569	$69,111

Cost of Sales	27,808	25,689

Gross Profit	46,761	43,422

Operating Expenses:
Payroll, taxes and benefits	14,788	14,311
Advertising	9,902	8,908
Bad debts	3,279	3,069
Depreciation and amortization	663	683
General and administrative	5,420	4,692

Total Operating Expenses	34,052	31,663

Income from Operations	12,709	11,759

Other Expense
Interest expense	(50)	(83)

Total Other Expense	(50)	(83)

Income before Income Taxes	12,659	11,676

Provision for Income Taxes	4,857	4,598

Net Income	$7,802	$7,078

Basic earnings per share:
Weighted average shares outstanding	52,704	50,115
Earnings per share	$0.15	$0.14

Diluted earnings per share:
Weighted average shares outstanding	53,679	52,375
Earnings per share	$0.15	$0.14

Dividends declared per common share *	$0.12	$0.08

* Four and three quarterly dividends were declared during fiscal years 2014 and 2013, respectively

See accompanying notes to consolidated financial statements

Liberator Medical Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the fiscal years ended September 30, 2014 and 2013

(In thousands)

	2,014	2,013

Cash flow from operating activities:
Net income	$7,802	$7,078

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,473	9,404
Stock-based compensation	201	76
Provision for doubtful accounts and contractual adjustments	3,506	3,407
Deferred income taxes	1,532	3,321
Reserve for inventory obsolescence	14	126
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(4,535)	(787)
Deferred advertising	(14,043)	(9,000)
Inventory	255	368
Other assets	(205)	40
Income taxes prepaid and payable	(1,024)	1,104
Accounts payable	1,171	(1,724)
Accrued liabilities	405	235
Other liabilities	(24)	(15)

Net Cash Flows Provided by Operating Activities	5,528	13,633

Cash flows from investing activities
Purchase of property and equipment and other	(194)	(367)
Proceeds from sale of property and equipment	4	−
Acquisition of business, net of cash acquired	(170)	(319)

Net Cash Flows Used in Investing Activities	(360)	(686)

Cash flows from financing activities
Repayments to credit line facility	−	(1,000)
Costs associated with credit line facility	(21)	(21)
Proceeds from employee stock purchase plan	−	48
Proceeds from exercise of options and warrants	896	270
Income tax benefit related to exercise of stock options	178	−
Cash dividends paid	(6,314)	(2,616)
Purchase of treasury stock	−	(430)
Payments of capital lease obligations	(99)	(71)

Net Cash Flows Used in Financing Activities	(5,360)	(3,820)

Net (decrease) increase in cash	(192)	9,127

Cash at beginning of period	12,453	3,326

Cash at end of period	$12,261	$12,453

Supplemental disclosure of cash flow information:
Cash paid for interest	$51	$84
Cash paid for income taxes	$4,170	$171

Supplemental schedule of non-cash investing and financing activities:
Capital expenditures funded by capital lease borrowings or term notes	$562	$23
Cash dividends declared, but not yet paid	$1,728	$1,569

See accompanying notes to consolidated financial statements

Contacts:

Individual Investor Relations Contact

WSR Communications

772-219-7525

IR@WSRcommunications.com

http://wsrcommunications.ir.stockpr.com/liberatormedical

Institutional Investor Contact

Robert Davis

Liberator Medical Holdings, Inc.

772-463-3737

bdavis@liberatormedical.com

www.liberatormedical.com

Source: Liberator Medical Holdings, Inc.